Exhibit 99.1

Destination XL Group, Inc. Reports First Quarter Financial Results

First Quarter Comparable Sales up 19.5%;

First Quarter Net Income $13.4 million, EPS $0.20 per diluted share;

Reaffirms FY'22 Sales Guidance Range to $510.0M - $530.0M

CANTON, Mass., May 26, 2022 – Destination XL Group, Inc. (NASDAQ: DXLG), the leading omni-channel specialty retailer of Big + Tall men’s clothing and shoes, today reported operating results for the first quarter of fiscal 2022 and reaffirmed guidance for the fiscal year.

First Quarter Financial Highlights

•
Total sales for the first quarter were $127.7 million, up 14.5% from $111.5 million in the first quarter of fiscal 2021. Comparable sales for the first quarter of fiscal 2022 increased 19.5% as compared to the first quarter of fiscal 2021.
•
Net income for the first quarter was $13.4 million, or $0.20 per diluted share, as compared to net income of $8.7 million, or $0.14 per diluted share, in the first quarter of fiscal 2021.
•
Adjusted EBITDA for the first quarter was $17.3 million compared to $13.7 million in the first quarter of fiscal 2021.
•
Cash flow from operations for the first three months of fiscal 2022 was $(1.5) million as compared to the first three months of fiscal 2021 of $7.8 million. Free cash flow was $(2.7) million, due primarily to inventory build, capital expenditures and incentive payouts, as compared to $7.0 million for the first three months of 2021. During the first quarter, we repurchased approximately 1.0 million shares of our common stock for approximately $4.8 million.
•
At April 30, 2022, there was no debt outstanding and total cash of $7.5 million, compared to total debt, net of cash, of $44.3 million at May 1, 2021. Availability under our credit facility was $85.0 million at April 30, 2022, as compared to $51.1 million at May 1, 2021.

Management’s Comments

“We are pleased to report that DXL’s brand repositioning and digital transformation have continued to drive growth, as the Company delivered its fifth consecutive quarter of expanded sales and earnings. Comparable sales increased 19.5% for the quarter, with increases across all of our customer channels. Big + tall guys are finding DXL for the first time and discovering all that we have to offer. This growing market and our improved inventory position allowed us to capitalize on strong Spring traffic trends,” said Harvey Kanter, President and Chief Executive Officer.

“It’s also worth noting that our strong sales growth for the quarter was achieved while virtually eliminating public promotional offers which contributed to margin improvement,” he added. “Since late in 2020, we have been pivoting away from a legacy strategy of frequent and deep merchandise promotions. Today we compete on the promise of superior fit, assortment, and experience. That is what we offer to big + tall men, and we believe that our results show that this message is clearly resonating with him.

“We believe that our fortress balance sheet, no debt, and access to liquidity, position DXL for future growth. Given the financial performance in the first quarter, we continue to be confident in our Sales outlook for the year and are trending toward the high-end of our range. However, the current state of the US economy with inflation, rising interest rates, supply chain, labor and staffing challenges, combined with the pandemic, the war in Ukraine, market volatility and uncertainty in consumer confidence, give us reason to remain vigilant and circumspect,” Kanter concluded.

First Quarter Results

Sales

Total sales for the first quarter of fiscal 2022 were $127.7 million, as compared to $111.5 million in the first quarter of fiscal 2021. Comparable sales for the first quarter were up 19.5% with comparable sales from our stores up 20.8% and our direct business up 16.7%.

The strength of our stores during the first quarter was driven by an increase in store traffic and dollars spent per transaction. All regions reported a comparable sales increase for the first quarter, with our Northeast, Florida and West Coast stores showing the strongest performance, resulting in a 20.8% comparable sales increase. As store traffic improved during the first quarter, sales growth in our direct business, which grew over 40% since fiscal 2019, started to normalize. The 16.7% increase in comparable sales from our direct business was driven by double-digit growth from our website, an increase in our universe sales (online orders that originate in a store) and continued growth from online marketplaces. Through our digital efforts and marketplace presence, we are continuing to attract a new customer to DXL.

As we previously disclosed, during the first quarter of fiscal 2022, we ended our relationship with our primary wholesale customer. As a result, our wholesale revenues decreased to $0.4 million as compared to $3.1 million for the first quarter of fiscal 2021.

Gross Margin

For the first quarter of fiscal 2022, our gross margin rate, inclusive of occupancy costs, was 50.0% as compared to a gross margin rate of 45.6% for the first quarter of fiscal 2021.

Our gross margin rate improved by 440 basis points, driven by a 200 basis point improvement in merchandise margins and a 240 basis point improvement in occupancy costs as compared to the first quarter of fiscal 2021. The 240 basis point improvement in occupancy costs was due to the increased leverage from sales as well as a decrease of approximately $0.9 million in occupancy costs from closed stores. The 200 basis point improvement in merchandise margin was due to lower promotional markdowns as well as the decrease in wholesale revenues, which by its nature has a lower margin. These improvements were partially offset by higher freight costs, which accounted for an approximately 240 basis-point increase as compared to the first quarter of fiscal 2021. We expect that we will continue to experience an increase in freight costs and in the cost of certain raw materials, particularly cotton. As compared to fiscal 2021, we expect that our gross margin rate for fiscal 2022 will decrease by approximately 100 basis points.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the first quarter of fiscal 2022 were 36.5% as compared to 33.3% for the first quarter of fiscal 2021.

On a dollar basis, SG&A expenses increased by $9.5 million as compared to the first quarter of fiscal 2021. The increase was primarily due to an increase in marketing costs to drive customer acquisition and engagement, payroll costs to support sales growth, including merit adjustments and filling open positions, and an increase in performance-based incentive accruals.

Management views SG&A expenses through two primary cost centers: Customer Facing Costs and Corporate Support Costs. Customer Facing Costs, which include store payroll, marketing and other store and direct operating costs, represented 20.2% of sales in the first quarter of fiscal 2022 as compared to 17.9% of sales in the first quarter of fiscal 2021. Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 16.3% of sales in the first quarter of fiscal 2022 compared to 15.4% of sales in the first quarter of fiscal 2021. Marketing costs for the first quarter were 5.3% as compared to 3.0% for the first quarter of fiscal 2021. For fiscal 2022, marketing costs are expected to be approximately 6.2% of sales.

Impairment of Assets

During the first quarter of fiscal 2022 and fiscal 2021, the Company recorded non-cash gains of $0.5 million and $0.8 million, respectively, on the reduction of its operating lease liability in connection with its decision to close certain retail stores, which resulted in a revaluation of the lease liability. Of the total non-cash gains, $0.4 million and $0.7 million for the first quarter of fiscal 2022 and fiscal 2021, respectively, were related to leases where the right-of-use assets had previously been impaired, and, therefore, were recorded as a reduction of the previously-recorded impairment and were included in the Impairment of Assets line of the Consolidated Statement of Operations for the three months ended April 30, 2022 and May 1, 2021. The remaining gains of $0.1 million in each of the first quarters of fiscal 2022 and fiscal 2021 were recorded as reductions to occupancy costs in each period.

Interest Expense

Interest expense for first quarter of fiscal 2022 was $0.1 million, as compared to $1.1 million for the first quarter of fiscal 2021. The Company had no outstanding debt and no borrowings under its credit facility during the first quarter of fiscal 2022 resulting in a decrease in interest expense as compared to the first quarter of fiscal 2021.

Net Income

For the first quarter of fiscal 2022, we recorded net income of $13.4 million, or $0.20 per diluted share, compared with net income of $8.7 million, or $0.14 per diluted share, for the first quarter of fiscal 2021. The improvement in earnings was driven by sales growth and improved margins.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP measure, for the first quarter of fiscal 2022 was $17.3 million, compared to $13.7 million for the first quarter of fiscal 2021.

Cash Flow

Cash flow from operations for the first three months of fiscal 2022 was $(1.5) million as compared to $7.8 million for the first three months of fiscal 2021. Free cash flow was $(2.7) million for the first three months of fiscal 2022 as compared to $7.0 million for the first three months of fiscal 2021. The year-over-year decrease in free cash flow was due to our seasonal inventory build in advance of Father's Day, the payout of incentive-based awards, and an increase in capital expenditures, which were partially offset by our increased earnings.

Our capital expenditures for the past two years have been limited due to the pandemic. For fiscal 2022, we expect our capital expenditures will be approximately $10.0-$12.0 million as we make investments in technology related to our marketing and merchandising initiatives. We are also actively pursuing opportunities to relocate or convert our remaining Casual Male XL stores to DXL stores which will require capital investment in fiscal 2022.

	For the three months ended
(in millions)	April 30, 2022	May 1, 2021
Cash flow from operating activities (GAAP basis)	$(1.5)	$7.8
Capital expenditures	(1.2)	(0.8)
Free Cash Flow (non-GAAP basis)	$(2.7)	$7.0

Non-GAAP Measures

Adjusted EBITDA and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

At April 30, 2022, we had a cash balance of $7.5 million and no debt outstanding as compared to total debt, net of cash of $44.3 million at May 1, 2021. Availability under the revolving credit facility was $85.0 million at April 30, 2022, as compared to $51.1 million at May 1, 2021. As discussed below, we used approximately $4.8 million during the first quarter of fiscal 2022 for our stock repurchase program.

As of April 30, 2022, our inventory increased approximately $8.5 million to $96.9 million, as compared to $88.4 million at May 1, 2021. We are in a stronger inventory position at April 30, 2022 than at the end of the first quarter last year. Managing our inventory remains a primary focus for us given the ongoing issues with the global supply chain. We believe that we will be able to secure sufficient inventory to support our sales forecasts for fiscal 2022. At April 30, 2022, our clearance inventory was 6.9% of our total inventory, as compared to 10.1% at May 1, 2021.

Stock Repurchase Program

In March 2022, the Company’s Board of Directors approved a stock repurchase program. Under the stock repurchase program, the Company may repurchase up to $15.0 million of its common stock through open market and privately negotiated transactions. For the first quarter of fiscal 2022, the Company repurchased 946,101 shares at an aggregate cost, including fees, of $4.8 million. Shares of repurchased common stock are held as treasury stock. The stock repurchase program will expire in March 2023, unless terminated earlier by the Company's Board of Directors.

Retail Store Information

Total retail square footage has steadily decreased since the end of fiscal 2019:

	Year End 2019		Year End 2020		Year End 2021		At April 30, 2022
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	228	1,729	226	1,718	220	1,678	219	1,671
DXL outlets	17	82	17	82	16	80	16	80
CMXL retail	50	164	46	152	35	115	32	106
CMXL outlets	28	85	22	66	19	57	19	57
Total	323	2,060	311	2,018	290	1,930	286	1,914

During fiscal 2022, we are planning on rebranding up to 4 of our Casual Male XL retail stores to DXL retail stores. We are also reviewing white space opportunities in markets where our store footprint is underpenetrated. We believe that our store portfolio is a vital asset to our business strategy and we expect to continue to invest in stores over the next several years as we further strengthen the store portfolio. Over the next three to five years, based on our preliminary store development plan, we believe that we could potentially open up, on a net basis, 50 new and relocated stores.

E-Commerce Information

The Company distributes its licensed branded and private label products directly to consumers through its stores, website, and third-party marketplaces. E-commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. Our direct business is a critical component of our business and an area of significant growth opportunity for us. Although we saw some softening in our direct business as store traffic increased to our stores in the first quarter, our comparable sales in our direct business grew by 16.7% from the first quarter of fiscal 2021. For the first quarter of fiscal 2022, our direct sales were $39.0 million, or 30.6% of retail segment sales, as compared to $33.5 million, or 30.9% of retail segment sales, in the first quarter of fiscal 2021.

Financial Outlook

Based on our first quarter of fiscal 2022 results, we are reaffirming our sales guidance for fiscal 2022 in a range of $510.0 million to $530.0 million and that the Adjusted EBITDA margin for fiscal 2022 is expected to be greater than 10%. Our first-quarter sales exceeded our expectations and we are trending toward the high-end of our range. We remain cautious in our guidance given the continuing uncertainty with respect to global supply chain disruptions, inflation, labor shortages, COVID-19 and geopolitical instability from the Russian invasion of Ukraine, all of which could adversely impact our business in the remainder of fiscal 2022.

Conference Call

The Company will hold a conference call to review its financial results on Thursday, May 26, 2022, at 9:00 a.m. ET. To listen to the live webcast, visit the Company's investor relations website: https://investor.dxl.com. The live call also can be accessed by dialing: (866) 680-2311. Please reference conference ID: 9575348. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's investor relations website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted EBITDA and free cash flow and makes projections about EBITDA margin. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income, net income per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below. The Company has not reconciled forward-looking adjusted EBITDA margin contained in this press release to its most directly comparable GAAP measure, as such reconciliation would require unreasonable efforts at this time to estimate and quantify with a reasonable degree of certainty various necessary GAAP components, including for example those related to impairment and tax items, that may arise during the year. These components and other factors could materially impact the amount of the future directly comparable GAAP measure, which may differ significantly from non-GAAP adjusted EBITDA margin.

Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and adjusted for asset impairment charges. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total sales. The Company believes that providing adjusted EBITDA and adjusted EBITDA margin is useful to investors to evaluate the Company’s performance and are key metrics to measure profitability and economic productivity.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store growth. Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that delivers a Big + Tall shopping experience that fits -- fits his body, fits his style, fits his life. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and an e-commerce website, DXL.com, and mobile app which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding our guidance for fiscal 2022, including expected sales and adjusted EBITDA margin; our marketing strategy and marketing costs for fiscal 2022; our ability to continue to attract new customers; expected increased freight costs and increased costs for certain raw materials; expected capital expenditure in fiscal 2022; expected decrease in gross margin rate for fiscal 2022; our ability to manage and maintain sufficient inventory; and expected changes in our store portfolio and plan for new or relocated stores. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 17, 2022, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to: the global COVID-19 pandemic and its impact on the Company’s results of operations; the impact of rising inflation and the Russian invasion on Ukraine on the global economy; supply chain challenges due to ongoing global supply chain disruption; potential labor shortages; and the Company’s ability to execute on its digital and store strategy and ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended
	April 30, 2022	May 1, 2021
Sales	$127,655	$111,494
Cost of goods sold including occupancy	63,788	60,661
Gross profit	63,867	50,833

Expenses:
Selling, general and administrative	46,597	37,118
Impairment (gain) of assets	(351)	(652)
Depreciation and amortization	3,987	4,500
Total expenses	50,233	40,966

Operating income	13,634	9,867

Interest expense, net	(143)	(1,142)

Income before provision for income taxes	13,491	8,725
Provision for income taxes	103	28

Net income	$13,388	$8,697

Net income per share:
Basic	$0.21	$0.14
Diluted	$0.20	$0.14

Weighted-average number of common shares outstanding:
Basic	64,080	62,153
Diluted	68,370	63,000

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
April 30, 2022, January 29, 2022 and May 1, 2021
(In thousands)
(unaudited)

	April 30,	January 29,	May 1,
	2022	2022	2021
ASSETS

Cash and cash equivalents	$7,540	$15,506	$5,843
Inventories	96,868	81,764	88,390
Other current assets	9,249	8,725	11,052
Property and equipment, net	42,150	44,442	52,591
Operating lease right-of-use assets	129,877	127,812	130,061
Intangible assets	1,150	1,150	1,150
Other assets	560	559	598
Total assets	$287,394	$279,958	$289,685

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$29,413	$25,165	$31,639
Accrued expenses and other liabilities	34,476	40,969	30,261
Operating leases	155,445	155,605	168,187
Long-term debt	—	—	16,743
Borrowings under credit facility	—	—	33,371
Stockholders' equity	68,060	58,219	9,484
Total liabilities and stockholders' equity	$287,394	$279,958	$289,685

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA

(unaudited)

	For the three months ended
	April 30, 2022	May 1, 2021
(in millions)
Net income (GAAP basis)	$13.4	$8.7
Add back:
Impairment (gain) of assets	(0.4)	(0.7)
Provision for income taxes	0.1	-
Interest expense	0.1	1.1
Depreciation and amortization	4.0	4.5
Adjusted EBITDA (non-GAAP basis)	$17.3	$13.7

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(unaudited)

	For the three months ended
(in millions)	April 30, 2022	May 1, 2021
Cash flow from operating activities (GAAP basis)	$(1.5)	$7.8
Capital expenditures	(1.2)	(0.8)
Free Cash Flow (non-GAAP basis)	$(2.7)	$7.0